EXHIBIT 16.1

October 31, 2008

Securities and Exchange Commission
Washington, DC  20549

Commissioners:

We have read the statements made by CelLynx Group, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of CelLynx Group, Inc. dated October 31, 2008.  We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

/S/ PETERSON SULLIVAN PLLC